Exhibit 99.1

Alder BioPharmaceuticals® Announces First Quarter 2017 Financial and Operating Results

–   Top-line data from pivotal PROMISE 1 study of eptinezumab for migraine prevention on track to be announced 2Q 2017   –

–   Conference call set for 5 p.m. EDT today   –

BOTHELL, Wash., Apr. 27, 2017 – Alder BioPharmaceuticals, Inc. (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics, today announced financial results for the first quarter ended March 31, 2017, and provided a corporate update.

“During the first quarter we remained focused on eptinezumab, our unique and potentially transformative migraine prevention therapy. We are excited about eptinezumab’s clinical data to date and believe that data from our PROMISE 1 Phase 3 pivotal clinical trial, which we expect to announce later this quarter, will further validate our deliberate approach to determining the ideal profile and delivery for a CGRP targeted therapy,” said Randall C. Schatzman, Ph.D., president and chief executive officer of Alder. “We are increasingly confident that eptinezumab’s differentiated delivery and clinical profile, if approved, has the potential to meet a profound need for patients living with chronic and severe frequent episodic migraine and effectively address the U.S. market opportunity for eptinezumab IV, which we estimate to be as high as $2 billion.”

Recent Corporate Highlights

Eptinezumab – Pivotal-stage novel monoclonal antibody targeting the calcitonin gene-related peptide (CGRP) for the prevention of migraine.

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Completed enrollment in the open label pivotal trial which was commenced in December 2016 to evaluate the long-term safety and tolerability of eptinezumab administered via infusion once every 12 weeks for one year in approximately 120 patients.

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Reported 48-week data from the Phase 2b trial evaluating eptinezumab in patients with chronic migraine that continued to demonstrate a safety and tolerability profile similar to placebo and consistent with earlier studies.

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Presented of additional data at the 69th Annual American Academy of Neurology meeting from Alder’s eptinezumab program, including additional positive data from the Phase 2b clinical trial of eptinezumab for the prevention of chronic migraine and information describing the rational design objectives and selection of attributes that are important for supporting the desired clinical profile of a migraine prevention therapy.

ALD1910 — Preclinical monoclonal antibody targeting pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38), a protein that is active in mediating the initiation of migraine. Alder believes ALD1910 holds potential as a new preventive option for migraine patients who have an inadequate response to therapeutics directed at CGRP or its receptor

•	The company continues to advance ALD1910 through IND-enabling studies

Corporate

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Announced the appointment of Wendy L. Yarno, a distinguished executive with more than 30 years of experience in the pharmaceutical industry as a public company director and product commercialization team leader, including 26 years with Merck & Co. Inc., to Alder’s board of directors

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Filed a notice of appeal on March 31, 2017 with the European Patient Office (EPO) with respect to the decision of the EPO Opposition Division (OD) to maintain certain patent claims granted to Teva Pharmaceuticals Industries, Ltd. (Labrys) that the company believes were improperly granted by the EPO and upheld by the OD and should be revoked in their entirety.

Upcoming Eptinezumab Milestones

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Report top-line 12 and 24 week data from the PROMISE 1 (PRevention Of Migraine via Intravenous eptinezumab Safety and Efficacy 1) study in second quarter of 2017. PROMISE 1 is the company's ongoing Phase 3 pivotal clinical trial that is evaluating the safety and efficacy of eptinezumab administered via infusion once every 12 weeks in patients with frequent episodic migraine in the United States.  PROMISE 1 enrollment targeted approximately 800 patients.

•	Present additional data at the 59th Annual Scientific Meeting of the American Headache Society from Alder’s eptinezumab program.
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Complete enrollment in the PROMISE 2 (PRevention Of Migraine via Intravenous eptinezumab Safety and Efficacy 2) study in the second half of 2017. PROMISE 2 is the company's ongoing Phase 3 pivotal clinical trial that is evaluating the safety and efficacy of eptinezumab administered via infusion once every 12 weeks in patients with chronic migraine in the United States.  PROMISE 2 is targeting enrollment of approximately 1,050 patients.

First Quarter 2017 Financial Results

As of March 31, 2017, Alder had $289.6 million in cash and cash equivalents, short-term investments compared to $351.9 million as of December 31, 2016.

Research and development expenses for the quarter ended March 31, 2017 totaled $90.7 million, compared to $27.6 million for the same period in 2016. The increase in spending was driven by the company’s continued investment in eptinezumab and primarily consisted of an increase in manufacturing costs for commercial readiness activities and drug supply in support of planned and ongoing clinical trials, and an increase in clinical trial costs. The company also had an increase in salaries and stock-based compensation expenses resulting from an increase in research and development headcount to support eptinezumab and other programs under development.

General and administrative expenses for the quarter ended March 31, 2017 totaled $10.0 million, compared to $6.0 million for the same period in 2016. The increases in spending were primarily due to an increase in stock-based compensation expense and salaries expense resulting from an increase in administrative headcount, and an increase in professional fees and other administrative costs primarily to support commercial readiness activities.

Net loss for the quarter ended March 31, 2017 totaled $100.3 million, or $2.00 per share, compared to net loss of $33.4 million, or $0.76 per share on a fully-diluted basis, for the same period in 2016.

Conference Call and Webcast

Alder will host a conference call and live audio webcast today at 5:00 p.m. ET to discuss these financial results and to provide a business update. The live call may be accessed by dialing (877) 430-4657 for domestic callers or (484) 756-4339 for international callers, and providing conference ID number 94734332. The webcast and accompanying slides may be accessed from the Events & Presentations page in the Investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc., is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize genetically engineered therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder's lead pivotal-stage product candidate, eptinezumab, is being evaluated for migraine prevention. Eptinezumab is a monoclonal antibody that inhibits calcitonin gene-related peptide (CGRP), a protein that is active in mediating the initiation of migraine. Alder is additionally evaluating ALD1910, a preclinical product candidate also in development as a migraine prevention therapy. ALD1910 is a monoclonal antibody that inhibits pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38), another protein that is active in mediating the initiation of migraine. Clazakizumab, Alder's third program, is a monoclonal antibody candidate that inhibits interleukin-6 and is licensed to Vitaeris, Inc. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: Alder’s belief that eptinezumab is a unique and potentially transformative migraine prevention therapy; Alder’s approach to determining the ideal profile and delivery for a CGRP targeted therapy; the continued development and clinical, therapeutic and commercial potential of eptinezumab and ALD1910; the availability of results from clinical trials; the potential regulatory approval of eptinezumab; the differentiated delivery and clinical profile of eptinezumab; and future data presentations.  Words such as “on track,” “potential,” “transformative,” “excited,” “believe,” “expect,” “will,” “validate,” “confident,” “meet,” “need,” “address,” “opportunity,” “estimate,” “option,” “report,” “present,” “complete,” or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this press release are based upon Alder's current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: risks related to the potential failure of eptinezumab and ALD1910 to demonstrate safety and efficacy in clinical testing; Alder's ability to conduct clinical trials and studies of eptinezumab and ALD1910 sufficient to achieve a positive completion; the availability of data at the expected times; the clinical, therapeutic and commercial value of eptinezumab and ALD1910; risks and uncertainties related to regulatory application, review and approval processes and Alder's compliance with applicable legal and regulatory requirements; risks and uncertainties relating to the manufacture of eptinezumab; Alder's ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; the uncertain timing and level of expenses associated with Alder’s development and commercialization activities; the sufficiency of Alder's capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption "Risk Factors" in Alder's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, which was filed with the Securities and Exchange Commission (SEC) on April 27, 2017, and is available on the SEC's website at www.sec.gov.  Additional information will also be set forth in Alder's other reports and filings it will make with the SEC from time to time.  The forward-looking statements made in this press release speak only as of the date of this press release.  Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	March 31,	December 31,
	2017	2016

Cash, cash equivalents and investments	$289,564	$351,867
Prepaid expenses and other assets	28,285	57,287
Total assets	$317,849	$409,154

Total liabilities	$30,090	$26,371
Total stockholders’ equity	287,759	382,783
Total liabilities and stockholders’ equity	$317,849	$409,154

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016

Revenues
Collaboration and license agreements	$—	$—
Operating expenses
Research and development	90,689	27,647
General and administrative	9,981	6,045
Total operating expenses	100,670	33,692
Loss from operations	(100,670)	(33,692)
Other income, net	342	329
Net loss	$(100,328)	$(33,363)
Net loss per share - basic and diluted	$(1.99)	$(0.76)
Weighted average number of common shares used in net loss per share - basic and diluted	50,395,632	43,753,517

Media Contact:	Investor Relations Contact:
David Schull	David Walsey
Russo Partners, LLC	Alder BioPharmaceuticals, Inc.
(212) 845-4271	(425) 408-8032
david.schull@russopartnersllc.com	ir@alderbio.com